Pricing Supplement Dated November 21, 1997                   Rule 424 (b) (3)
(To Prospectus dated June 5, 1997 and                        File No. 333-27715
 Prospectus Supplement dated September 5, 1997)

                                PHH CORPORATION
                               Medium-Term Notes
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
Principal Amount:              $100,000,000              Trade date:          November 21, 1997
Currency or Currency  Unit:    US Dollars                Original Issue Date: November 25, 1997
Issue Price:                   100%                      Agent's Discount or Commission: 0.00%
Net Proceeds to Issuer:        $100,000,000              Agent (s): Credit Suisse First Boston Corporation
Maturity Date:                 November 25, 1998         CUSIP Number:    69332H EY 8
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Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:        [ ]  Commercial Paper Rate       [ ] CD Rate   [ ] Federal Funds Effective Rate
                           [ ]  LIBOR     [ ] Treasury Rate       [X] Prime Rate   [ ] Other
                                ( ) Reuters Page:   ______________                                    (see attached)
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                                ( ) Telerate Page:  ______________

Spread:                    minus 2.81%

Initial Interest Rate:     To be determined November 24, 1997

Interest Reset Dates:      Each Business Day to but excluding the Maturity Date

Interest Determination Date: One Business Day prior to Interest Reset Date.

Interest Payment Dates:    Quarterly on the 25th day of February 1998, May 1998,
                           August 1998 and November 1998 or next Business Day.

Index Maturity:            Daily

Day Count Convention:      [X] Actual/360   [ ] Actual/Actual    [ ] 30/360

Option to Receive Payments in Specified Currency:    [ ] Yes        [ ] No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price: _________________%

     Annual Redemption Price Reduction: __________________% until Redemption

     Price is 100% of the Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ] Yes        [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X] Global       [ ] Certificated

Agent's Capacity: [ ] Agent      [X] Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of _______________% of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of _________% of Principal Amount.

Other Terms